Exhibit 3.170

Certificate of the Incorporation of a Company Company Number: 110804 REID Number: GICO.110804-93 IT IS HEREBY CERTIFIED that GREEN TURTLE LIMITED is this day incorporated under the Companies Act and that the company is limited. Given at Gibraltar, this 4th day of December Two Thousand and Thirteen. o behalf of the of Companies